Exhibit 99.1
BigBand Announces Preliminary Fourth Quarter 2010 Results in Line with Prior Outlook
Company Announces Expense Reduction Measures
REDWOOD CITY, Calif., January 11, 2011 (BUSINESS WIRE) — BigBand Networks, Inc., (NASDAQ: BBND), a leader in digital video networking, today announced preliminary results for the fourth quarter ended December 31, 2010. For the fourth quarter, BigBand expects to report revenues to be approximately $26 million, GAAP net loss of approximately ($0.09) and non-GAAP net loss of approximately ($0.05) per share. These results are in line with the outlook provided by the Company on October 19, 2010. Further details about the Company’s fourth quarter results will be provided during the regularly-scheduled earnings call on February 1, 2011. A reconciliation of GAAP and non-GAAP results will be provided at that time.
In addition, the Company also announced expense reduction measures designed to streamline its operations. These measures are expected to achieve annualized cost savings of approximately $8 million through the reduction of 9% of headcount, as well as the consolidation of certain facilities. As a result of these measures, BigBand expects to incur a one-time charge of approximately $2.0 million in the first quarter of 2011.
     “Our preliminary results for the fourth quarter are in line with the prior outlook we provided, and today’s actions are designed to help us strike the right balance between preserving cash and investing in the future,” commented Amir Bassan-Eskenazi, President and CEO of BigBand Networks. “We are emerging from a challenging year and remain focused on our strategic priorities for the Cable and Telco markets such as the MSP QAM, SDV, vIP PASS, and Advanced Advertising.”
Earnings Release and Conference Call Details for February 1, 2011
BigBand Networks will issue a press release reporting financial results for its fourth quarter ended December 31, 2010, immediately following the close of the market on February 1, 2011. The Company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on that day. To access the conference call, dial +1-877-941-2068 for the U.S. or Canada and +1-480-629-9712 for international callers. The webcast will be available live on the Investor Relations section of the Company’s corporate website, and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Time on February 1, 2011 until 11:59 p.m. Pacific Time on February 8, 2011, by dialing +1-800-406-7325 or +1-303-590-3030 for callers outside the U.S. and Canada, and entering passcode 4401235#.
Cautionary Statement
The statements in this release regarding our expected annualized cost savings, the expected amount of the one-time charge, striking the right balance between preserving cash and investing in the future, and our focus on strategic priorities such as the MSP QAM, SDV, vIP PASS, and Advanced Advertising are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: changes in demand for video services, the market acceptance of our new and existing products; our ability to develop our new products on a timely basis; the financial strengths of our current and potential customers; the fluctuations in our gross margins; the concentration of our customer base; competitive developments including pricing pressures; the timing of recognition of a significant portion of our net revenues given the complex systems integration involved; our ability to manage operating expenses effectively; the level of orders that are received and can be shipped in a given quarter; and the general economic, industry or political conditions in the United States or internationally. In addition, our preliminary fourth quarter revenues, GAAP earnings per share and non-GAAP earnings per share are subject to completion of our standard year-end and quarterly closing procedures including a review by our independent registered public accounting firm.
For a detailed discussion of these and other risk factors, please refer to BigBand’s Report on Form 10-Q for the three months ended September 30, 2010. You can obtain copies of our SEC filings on the SEC’s Web site

http://www.sec.gov.
Stockholders of BigBand Networks are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. BigBand Networks does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this January 11, 2011 press release, or to reflect the occurrence of unanticipated events.
About BigBand Networks
BigBand Networks, Inc. [NASDAQ: BBND] provides broadband service providers with innovative digital video networking solutions designed to make it easier to move, manage and monetize video. These solutions are based on BigBand’s video-networking platforms that are built to enable efficient and reliable delivery across a wide range of services, including digital TV, high definition TV, advanced advertising, video-on-demand and interactive TV. BigBand Networks has done business with more than 200 customers — including seven of the ten largest service providers in North America — and leading cable and telco service providers in North America, Asia and Europe. BigBand Networks is based in Redwood City, Calif., with offices worldwide. For additional information about the company, please call +1.650.995.5000, email info@bigbandnet.com or visit www.bigbandnet.com.
BigBand Networks’ brand and product names are service marks, trademarks or registered trademarks of BigBand Networks, Inc. in the United States and other countries. All other marks are the property of their respective owners.